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                                                                    Exhibit 8.1

     INTERNAL REVENUE SERVICE                     DEPARTMENT OF THE TREASURY

                                                  Washington, DC 20224
   Index Numbers:   332.00-00
                    355.01-00                     Contact Person:
                    355.04-00
                                                  Telephone Number:

                                                  In Reference to:

                                                  CC: DOM: CORP: 1 PLR-103878-97

                                                  Date: AUG 22 1997


RE:

Distributing           =

Controlled             =

Parent                 =
                           "This document may not be used or cited as precedent
Corporation A          =    SECTION 6110 (I) (3) OF THE INTERNAL REVENUE CODE."

Corporation B          =

Corporation C          =

Corporation D          =

Business A             =


Business B             =

Date A                 =

Q%                     =

R%                     =

S%                     =

T                      =

U                      =

V                      =




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PLR-253926-96
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W                     =

X                     =

$Y                    =

$Z                    =


Dear

     This is in response to a letter dated February 25, 1997, requesting a ruling as to the federal income tax consequences of a proposed transaction. Additional information was submitted in letters dated May 28, June 11, June 25, 1997, and August 8, 1997.

     Parent is the common parent of a consolidated group of corporations. It has one class of stock outstanding, which is publicly traded on a national exchange. Corporation A is a subsidiary of Parent, which owns Q% of the Corporation A stock. The remaining Corporation A stock is publicly traded on a national exchange.

     Distributing, a State A corporation, is a subsidiary of Corporation A. Distributing has one class of stock outstanding, R% of which is owned by Corporation A. Parent owns S% of the Distributing stock, while the remaining stock is publicly traded. Distributing is primarily a holding company, and predominantly conducts its business activities through a number of wholly-owned subsidiaries. Corporation B is one of the wholly-owned subsidiaries of Distributing.

     Controlled, a State A corporation, is also a wholly-owned subsidiary of Distributing. Corporations C and D are a wholly-owned subsidiary of Controlled. Corporation C is engaged in Business B. Controlled received the stock of Corporation C from Distributing, on Date A. It is represented that no gain or loss was recognized in this transaction, which qualified for tax-free treatment under section 351.

     Additionally, Distributing currently holds a note in the amount of $Z from Corporation D. The Corporation D note arose because Distributing financed the cash acquisition of Corporation D.

     Financial information has been received which indicates that Business A conducted by Corporation B and Business B conducted by Corporation C have each had gross receipts and operating expenses representative of the active conduct of a trade or business for each of the past 5 years.




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     Information has also been received indicating the need for Controlled to obtain capital, as it has planned several acquisitions. Consequently, it will require $Y in additional capital funding. In accordance with the historic business strategy of Parent, and in order to raise capital to effect its plans, Controlled proposes to undertake an initial public offering of not more than U shares of its stock. The proceeds will be used solely to fund the aforementioned corporate acquisitions and the expansion of the Controlled business. The management of Parent has concluded, based upon documentation provided by its investment banker and by independent analysts, that Controlled will raise significantly more per share in an initial public offering ("IPO") if it were a subsidiary of Corporation A rather than of Distributing.

     Additionally, Controlled intends to adopt a stock option plan ("Controlled Stock Option Plan") and in connection with the proposed transaction intends to grant options for T shares of its stock. Controlled also proposes to adopt a stock holding policy ("Controlled Stock Holding Policy") under which certain Controlled executives will be required to purchase and hold shares of Controlled stock. It is anticipated that no more than V shares will be purchased pursuant to this policy.

     Accordingly, the parties propose to undertake the following transactions:

STEP ONE Distributing will contribute to Corporation B substantially all of Distributing's assets, except for its stock in Controlled and Corporation B, in constructive exchange for additional shares of Corporation B stock.

STEP TWO Distributing will contribute to Controlled a portion of the Corporation D note, with a principal amount of $Z, in constructive exchange for additional shares of Controlled stock. Controlled will transfer the $Z amount of the note to Corporation B in satisfaction of an equal amount of intercompany debt owed to Corporation B.

STEP THREE              Corporation C will liquidate into its parent
                        corporation, Controlled, by statutory merger.

STEP FOUR               Prior to the consummation of the transaction, Controlled
                        with increase its authorized and outstanding stock to W shares. Distributing will distribute all of the stock of Controlled to its shareholders on a one-for-ten pro rata basis. No fractional shares will be issued in the transaction. Shares representing aggregate




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PLR-253926-96
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                        fractional share interests will be sold by the exchange
                        agent and the proceeds will be distributed to the affected Distributing shareholders.

STEP FIVE               Within one year after the date of the distribution of
                        the Controlled stock, Controlled will make an IPO not to exceed U shares of its stock, including underwriter over-allotments, to raise $Y.

     The following representation has been made in connection with STEP TWO (the contribution by Distributing to Controlled of the Corporation D note, in constructive exchange for Controlled stock).

        (a) The Corporation D note is a note for a stated principal amount, due and payable in less than three years, and will not be convertible into stock of Controlled.

     The following representations have been made in connection with STEP THREE (the liquidation of Corporation C into Controlled by statutory merger):

        (a1) Controlled, on the date of the adoption of the plan of liquidation, and at all times until the final liquidating distribution is completed, will be the owner of at least 80% of the single outstanding class of Corporation C stock.

        (b1) No shares of Corporation C stock will have been redeemed during the 3 years preceding the plan of complete liquidation of Corporation C.

        (c1) All distributions from Corporation C to Controlled pursuant to the plan of complete liquidation will be made within a single taxable year of Corporation C.

        (d1) As soon as the first liquidating distribution has been made, Corporation C will cease to be a going concern and its activities will be limited to winding up its affairs, paying its debts, and distributing its remaining assets to its shareholders.

        (e1) Corporation C will retain no assets following the final liquidating distribution.

        (f1) Corporation C will not have acquitted assets in any nontaxable transaction at any time, except for




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PLR-253926-96
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                        acquisitions occurring more than 3 years prior to the
                        date of adoption of the plan of liquidation.

        (g1) No assets of Corporation C have been, or will be, disposed of by either Corporation C or Controlled except for dispositions in the ordinary course of business and dispositions occurring more than 3 years prior to the adoption of the plan of liquidation.

        (h1) The liquidation of Corporation C will not be preceded by or followed by the reincorporation in, or transfer or sale to, a recipient corporation (Recipient) of any of the businesses or assets of Corporation C if persons holding, directly or indirectly, more than 20% in value of the Corporation C stock also hold, directly or indirectly, more than 20% of the value of the stock in Recipient. For purposes of this representation, ownership will be determined by application of the constructive ownership rules of section 318(a) of the Code as modified by section 304(c)(3).

        (i1) Prior to the adoption of the liquidation plan, no assets of Corporation C will have been distributed in kind, transferred, or sold to Controlled, except for (i) transactions occurring in the ordinary course of business and (ii) transactions occurring more than 3 years prior to adoption of the liquidation plan.

        (j1) Corporation C will report all earned income represented by assets that will be distributed to its shareholders such as receivables being reported on a cash basis, unfinished construction contracts, commissions due, etc.

        (k1) The fair market value of the assets of Corporation C will exceed its liabilities both at the date of the adoption of the plan of complete liquidation and immediately prior to the time the first liquidating distribution is made.

        (l1) No debt owed by Corporation C to Controlled or by Controlled to Corporation C has been or will be cancelled, forgiven, or discounted during the period commencing 3 years prior to adoption of the plan of liquidation and ending with the final liquidating distribution.




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        (m1)            Controlled is not an organization that is exempt from
                        federal income tax under section 501 or any other provision of the Code.

        (n1) All other transaction undertaken contemporaneously with, in anticipation of, in conjunction with, or in any way related to, the proposed liquidation of Corporation C have been fully disclosed.

     The following additional representations have been made in connection with STEP FOUR (the distribution of all of the stock of Controlled by Distributing):

        (a2) There have been no negotiations, agreements, or arrangements for the issuance in connection with the transaction of options to acquire more than T shares pursuant to the Controlled Stock Option Plan, for the issuance of more than U shares pursuant to the IPO, or for the acquisition in connection with the transaction of more than V shares pursuant to the Controlled Stock Holding Policy, or for the issuance in the Transaction of more than X shares to shareholders of Distributing that will be sold in the public market by the exchange agent and the proceeds distributed among affected shareholders in lieu of issuing fractional shares, provided that the number of options or shares issued or acquired in connection with the transaction pursuant to one category may be properly increased in respect of any decrease in the number of shares issued or acquired in the other two categories. This representation is based on there being W shares of Controlled stock outstanding immediately prior to the distribution of all such shares. If the number of Controlled shares outstanding at such time is adjusted, corresponding adjustments will be made in the number of shares issued or acquired pursuant to the Controlled Stock Option Plan, the IPO, and the Controlled Stock Holding Policy and the fractional shares sold in the transaction.

        (b2) The indebtedness owned by Controlled to Distributing after the distribution of the Controlled corporation stock will not constitute stock or securities.

        (c2) No part of the consideration to be distributed by Distributing will be received by a shareholder as a creditor, employee, or in any other capacity




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                        other than that of a shareholder of the corporation.

        (d2) The fair market value of the gross assets of the Corporation B Active business will be, as of the date of the transaction, equal to or greater than 5% of the fair market value of all the Corporation B's assets.

        (e2) The five years of financial information submitted on behalf of Corporation B is representative of the corporation's present operation, and with regard to such corporation, there have been no substantial operational changes since the date of the last financial statements submitted.

        (f2) The fair market value of the gross assets of the Controlled Active Business will be, as of the date of the transaction, equal to or greater than 5% of the fair market value of all of the Controlled assets.

        (g2) The five years of financial information submitted on behalf of Controlled is representative of the corporation's present operation, and with regard to such corporation, there have been no substantial operational changes since the date of the last financial statements submitted.

        (h2) Immediately after the distribution, at least 90% of the fair market value of the gross assets of Distributing will consist of stock or securities of controlled corporations that are engaged in the active conduct of a trade or business as defined in section 355(b)(2).

        (i2) Following the transaction, Corporation B and Controlled will each continue the active conduct of its business, independently and with its separate employees.

        (j2) The distribution of the stock of Controlled is carried out for the following corporate business purposes: enhanced access to capital markets; improved management incentives; and better focus by each of Distributing and Controlled on its own business. The distribution of the stock of Controlled is motivated, in whole or substantial part, by these corporate business purposes.





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        (k2)            There is no plan or intention by any shareholder who
                        owns 5% or more of the stock of Distributing, and the management of Distributing, to its best knowledge, is not aware of any plan or intention on the part of any particular remaining shareholder or security holder of Distributing to sell, exchange, transfer by gift, or otherwise dispose of any stock in, or securities of, either Distributing or Controlled after the transaction, other than the sale of fractional shares through the exchange agent.

        (l2) There is no plan or intention by either Distributing or Controlled, directly or through any subsidiary corporation, to purchase any of its outstanding stock after the transaction, other than through stock purchases meeting the requirements of section 4.05(1)(b) of Rev. Proc. 96-30.

        (m2) There is no plan or intention to liquidate either Distributing or Controlled, to merge either corporation, or to sell or otherwise dispose of the assets of either corporation after the transaction, except in the ordinary course of business.

        (n2) The total adjusted bases and the fair market value of the assets transferred to Controlled by Distributing each equals or exceeds the sum of the liabilities assumed by the controlled corporation plus any liabilities to which the transferred assets are subject.

        (o2) The liabilities assumed in the transaction and the liabilities to which the transferred assets are subject were incurred in the ordinary course of business and are associated with the assets being transferred.

        (p2) Immediately before the distribution, items of income, gain, loss, deduction, and credit will be taken into account as required by the applicable intercompany transaction regulations (see ss. 1.1502-13 and ss. 1.1502-14 as in effect before the publication of T.D. 8597, 1995-32 I.R.B. 6, and as currently in effect; ss. 1.1502-13 as published by T.D. 8597. Distributing's excess loss account, if any, with respect to the Controlled stock distributed to a shareholder who is not a member of the Parent consolidated group




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                        will be included in income immediately before the
                        distribution. (See ss. 1.1502-19).

        (q2) Payments made in connection with all continuing transactions, if any, between Distributing and Controlled with be for fair market value based on terms and conditions arrived at by the parties bargaining at arm's length.

        (r2) No two parties to the transaction are investment companies as defined in ss. 368(a)(2)(F)(iii) and (iv).

        (s2) The sale of fractional shares in the public market by the exchange agent effecting the transaction and distribution of the cash proceeds thereof among affected Distributing shareholders is solely for the purpose of avoiding the expense and inconvenience to Controlled of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the transaction to the shareholders of Distributing instead of issuing fractional shares of Controlled stock will not exceed one percent of the total consideration that will be issued in the transaction to the Distributing shareholders in connection with the distribution of the shares of Controlled. The fractional share interests of each Controlled shareholder interest will be aggregated, and no Distributing shareholder will receive cash in an amount equal to or greater than the value of one full share of Controlled stock.

     Based solely on the information submitted and on the representations set forth above, it is held as follows as to STEP THREE:

     (1) For federal income tax purposes, the merger of Corporation C into Controlled pursuant to applicable state law will be treated as a distribution by Corporation C to Controlled in complete liquidation of Corporation C within the meaning of ss. 332.

     (2) No gain or loss will be recognized to Corporation C on the distribution of its assets to Controlled and the assumption of liabilities of Corporation C by Controlled in complete liquidation. (ss. 336(d)(3) and 337(a))




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     (3)       No gain or loss was recognized to Controlled on its receipt of the assets of Corporation C and its assumption of liabilities by Controlled in complete liquidation (ss. 332(a)).

     (4) Controlled's basis in the assets received from Corporation C in the liquidation will be the same as the basis of those assets in the hands of Corporation C immediately prior to the liquidation (ss. 334(b)(1)).

     (5) Controlled's holding period for the assets received in the complete liquidation will include the period during which those assets were held by Corporation C. (ss. 1223(2)).

     (6) Pursuant to ss. 381(a) and ss. 1.381(a)-1 of the Income Tax Regulations, Controlled will succeed to and will take into account the items of Controlled described in ss. 381(c), 382, 383, and 384, subject to the conditions and limitations of ss. 381(b) and (c) and the regulations thereunder.

     (7) As provided in ss. 381(c)(2) and Treas. Reg. ss. 1.381(c)(2)-1, Controlled will succeed to and take into account the earnings and profits or deficit in earnings and profits of Corporation C as of the date of the merger. Any deficit in earnings and profits of Corporation C will be used only to offset earnings and profits accumulated after the distribution. The amount of earnings and profits or deficit in earnings and profits of Corporation C to which Controlled succeeds to under ss. 381 must be adjusted so as not to duplicate any amount reflected in earnings and profits under ss. 1.1502-33(c)(4), ss. 1.381(c)(2)-1, and ss.
               1.1502-33(c)(5).

     Based solely on the information submitted and on the representations set forth above, it is held as follows as to STEP FOUR:

     (la) The transfer by Distributing to Controlled of the Corporation D note, as described above, solely in constructive exchange for stock of Controlled, followed by the distribution of the Controlled stock by Distributing will be a reorganization within the meaning of ss. 368(a)(1)(D) of the Code. Distributing and Controlled each will be a "party to a reorganization" within the meaning of ss. 368(b).

     (2a) No gain or loss will be recognized to Distributing upon the transfer of assets to Controlled in constructive




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               exchange for Controlled stock, as described above
               (ss. 361(a)).

     (3a) No gain or loss will be recognized to Controlled on the receipt of the asset in constructive exchange for Controlled stock, as described above (ss. 1032(a)).

     (4a) The basis of the asset received by Controlled will be the same as the basis of such asset in the hands of Distributing immediately prior to the transaction described above (ss. 362(b)).

     (5a) The holding period of the Distributing asset received by Controlled will include the period during which such asset was held by Distributing (ss. 1223(2)).

     (6a) No gain or loss will be recognized to Distributing upon the distribution of all of its Controlled stock, as described above (ss. 361(c)(1)).

     (7a) No gain or loss will be recognized to (and no amount will be included in the income of) the shareholders of Distributing upon the receipt of Controlled stock (including fractional share interests) (ss. 355(a)(1)).

     (8a) The basis of the Controlled stock in the hands of the Distributing shareholders will be allocated between the Distributing stock and the Controlled stock held by such shareholder after the transaction in proportion to their relative fair market values, as provided by ss. 1.358-2 (ss. 358(a)(1) and (b)).

     (9a) The holding period of the Controlled stock (including fractional share interests) received by the shareholders of Distributing will include the period during which the shareholders of Distributing held the Distributing stock with respect to which the distribution is made, provided that the Distributing stock is a capital asset in the hands of the respective shareholders of Distributing on the date of the distribution (ss. 1223(1)).

     (10a) As provided in ss. 312(h), proper allocation of earnings and profits between Distributing and Controlled will be made under ss. 1.312-10(a).

     (11a) A holder of a fractional share interest in Controlled will recognize gain or loss on the sale of the fractional share interest equal to the difference between the cash received and the holder's basis in such interest (ss. 1001). Provided the fractional share


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               interest is a capital asset in the hand of the exchanging holder, such gain or loss will be capital gain or loss to such holder subject to the provisions and limitations of Subchapter P and chapter 1 of the Code.

     This ruling is directed only to the taxpayer who requested it. Section 6610(j)(3) of the Code provides that it may not be used or cited as precedent.

     A copy of this letter should be attached to the Federal income tax returns of the taxpayers involved for the taxpayer year in which the transaction covered by this ruling is consummated.

                                   Sincerely yours,
                                   Assistant Chief Counsel (Corporate)




                                   By /s/ Howard W. Staiman
                                      ------------------------------
                                   Howard W. Staiman
                                   Assistant to the Chief, Branch 1